AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,717	$11,359
Accounts receivable, net of allowances for credit losses of $1.2 million and $0.7 million, respectively	11,087	19,747
Prepaid expenses and other current assets	2,249	1,244
Other receivables	2,941	2,471
Deferred sales commissions	1,104	1,082
Contract assets	2,692	3,500
Total current assets	22,790	39,403

Intangibles, net of accumulated amortization of $19.7 million and $12.5 million, respectively	47,971	55,099
Goodwill	107,307	107,307
Deferred sales commissions, non-current	2,164	2,580
Other non-current assets	3,432	3,506
Total assets	$183,664	$207,895

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$12,312	$6,874
Accrued expenses	11,738	13,871
Deferred revenues	26,791	26,646
Current portion of long-term debt	96,014	88,708
Due to related party	858	1,395
Contingent value right liability	—	9,667
Other current liabilities	5,998	6,668
Total current liabilities	153,711	153,829

Deferred revenue, net of current portion	5,722	12,292
Warrant liability	5,424	4,640
Deferred tax liability	12,378	12,665
Other non-current liabilities	72	140
Total liabilities	177,307	183,566

Commitments and contingencies (Note 8)

Preferred Stock Series A-1, A-2, A-3 and A-4, $0.001 par value; 16,034,483 shares authorized;
11,546,221 and 7,780,941 shares issued and outstanding, respectively. Aggregate liquidation
preference of $267.680 and $251,900 June 30, 2024 and December 31, 2023, respectively	267,680	251,900

Stockholders’ deficit:
Class A and Class B Common Stock, $0.001 par value; 253,933,170 shares authorized; 100,000,000
shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	100	100
Accumulated deficit	(258,813)	(225,770)
Accumulated other comprehensive loss	(2,610)	(1,901)
Total stockholders’ deficit	(261,323)	(227,571)
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$183,664	$207,895

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Revenue	$45,332	$46,812
Operating expenses
Costs of revenues (exclusive of depreciation and amortization)	25,004	28,086
Research and development	5,893	6,598
Sales and marketing	11,587	12,135
General and administrative	12,342	14,161
Depreciation and amortization	6,073	6,026
Total costs and expenses	60,899	67,006
Loss from operations	(15,567)	(20,194)

Other income (expense), net:
Other income (expense), net	6,828	(79)
Interest expense	(10,644)	(10,139)
Total other income (expense), net	(3,816)	(10,218)

Loss before provision for income taxes	(19,383)	(30,412)
Income tax expense	(123)	(231)
Net loss	$(19,506)	$(30,643)

Other comprehensive loss:
Foreign currency translation adjustment	(709)	(925)
Total comprehensive loss	$(20,215)	$(31,568)

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share data)
(Unaudited)

Six Months Ended June 30, 2023
	Senior Series A Preferred Stock		Preferred Stock - Series A-4		Class B Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	7,780,941	$226,939	—	$—	100,000,000	$100	$—	$(1)	$(134,379)	$(134,280)
Cumulative translation adjustment	—	—	—	—	—	—	—	(925)	—	(925)
Accretion of Senior Series A preferred stock	—	12,342	—	—	—	—	—	—	(12,342)	(12,342)
Net loss	—	—	—	—	—	—	—	—	(30,643)	(30,643)
Balance as of June 30, 2023	7,780,941	$239,281	—	$—	100,000,000	$100	$—	$(926)	$(177,364)	$(178,190)

Six Months Ended June 30, 2024
	Senior Series A Preferred Stock		Preferred Stock - Series A-4		Class B Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	7,780,941	$251,900	—	$—	100,000,000	$100	$—	$(1,901)	$(225,770)	$(227,571)
Stock-based compensation	—	—	—	—	—	—	202	—	—	202
Accretion of Senior Series A preferred stock	—	13,739	—	—	—	—	(202)	—	(13,539)	(13,739)
Issuance of preferred stock to convert CVR	—	—	3,765,280	2,041	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	(709)	—	(709)
Net loss	—	—	—	—	—	—	—	—	(19,506)	(19,506)
Balance as of June 30, 2024	7,780,941	$265,639	3,765,280	$2,041	100,000,000	$100	$—	$(2,610)	$(258,813)	$(261,323)

.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net loss	$(19,506)	$(30,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	72	27
Amortization of deferred commissions	479	56
Amortization of intangible assets	6,001	5,998
Change in operating ROU assets	148	204
Provision for credit losses	487	—
Amortization of debt issuance costs	1,923	1,672
Accrued paid-in-kind interest on debt due at maturity	384	378
Payments of CVR	—	(3,576)
Deferred income taxes	(287)	300
Changes in fair value of warrant and CVR liabilities	(6,841)	1,896
Other	(31)	(44)
Changes in operating assets and liabilities:
Accounts receivable, net	8,173	5,367
Other receivables	(470)	431
Prepaid expenses and other assets	(1,079)	(2,077)
Deferred sales commissions	(85)	(1,544)
Contract assets	808	(519)
Accounts payable	5,437	(12,037)
Accrued expenses	(2,133)	(6,726)
Due to related party	537	2,483
Operating lease liabilities	(152)	(195)
Deferred revenues	(6,425)	(4,113)
Other liabilities	(586)	231
Net cash used in operating activities	(13,146)	(42,431)

Cash flows used in investing activities:
Purchase of property and equipment	(15)	(22)
Net cash used in investing activities	(15)	(22)

Cash flows provided by financing activities:
Proceeds from debt	5,000	—
Net cash provided by financing activities	5,000	—
Effect of exchange rate on cash	(511)	1,084
Net decrease in cash and cash equivalents	(8,642)	(41,325)
Cash and cash equivalents at beginning of period	11,359	63,641
Cash and cash equivalents at end of period	$2,717	$22,316

Supplemental disclosure of cash flow information:

Cash paid for interest	$7,299	$5,640
Cash paid for income taxes	$180	$49
Noncash operating lease activities	$109	$—
Issuance of Series A-4 Preferred Stock to settle CVR liability	$2,041	$—
Accretion of Senior Series A Preferred Stock	$13,739	$12,342
5

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. NATURE OF BUSINESS AND ORGANIZATION
Amelia Holdings, Inc. and subsidiaries, (“Amelia Holdings,” “we” or the “Company”), are involved in the development and delivery of artificial intelligence (AI) and automation solutions and related services, with a purpose to eliminate routine work and free human talent to focus on creating value through innovation. The Company’s headquarters are in New York, New York, and the Company currently has operations in North America, Europe, and the Asia-Pacific region. The Company offers software products and related services, serving a variety of industries including Financial Services, Insurance and Health Care. The Company’s focus is on software-based artificial intelligence product offerings and related services. The Company was incorporated in Delaware on August 19, 2022.
Amelia, our AI-based digital resource solution, has been built around a set of business domains ranging from technology services to business workflow segments (Business Process as a Service). Our AI capabilities are embedded into the Amelia operating designs for supervised and unsupervised machine learning, reasoning (next-best-actions), and automated activities. By performing tasks previously performed by humans, Amelia serves as the blueprint for the “digital employee,” across physical and cloud-based technology infrastructure, applications, and workflows. Amelia products and solutions are sold directly, as well as through channel partners.
The Company provides its offerings as either a Software-as-a-Service (“SaaS”) offering, or as a perpetual or term license if the customer requires an on-premise solution. Maintenance and professional services are also offered with respect to the Company’s Amelia software product. The product portfolio consists of the following:
•Amelia Conversational AI – software-based labor units charged per session or per user basis that encompass tasks, activities, and operational routines. This is the next evolution of the chatbot, virtual assistant and robotic process automation models. Amelia Conversational AI are software run-time tasks that span application and workflow function points.
•AIOps – Information Technology (“IT”) focused framework and AI-platform. AIOps is a machine learning, data capture, digital operating environment focused on analysis of IT systems and orchestration of multiple operations automations. These solutions are constructed with reference designs of IT service management platforms, IT workflow orchestration, AI, technology/infrastructure data and cloud operating systems.
•DigitalFirst – offering of human equivalent service for autonomous business workflows and content/data intelligence, executed by digital agents first backed by human capital solutions, from which the digital employees learn continually. The solution is structured by digital agents built for various verticals, and re-balances human and machine interfaces through the life of the product utilization.
The focus of our Amelia software, whether it be embedded within a customer offering, or delivered through our product offerings, is to serve what we believe is a future in which a considerable number of existing tasks are to be performed by intelligent machines and systems.
On June 30, 2023, the holders of common stock executed a call option on the Senior Series A Preferred Stock (see Note 11). An agreement on that date between common stockholder and the holder of Senior Series A Preferred stock established:
•There would be a period from the execution of the agreement, through March 31, 2024 within which to raise funds and complete a definitive agreement to affect the repurchase of Senior Series A Preferred Stock. If not completed, the effort would be deemed a Transaction Failure.
•Upon a Transaction Failure, BuildGroup, as the holder of Senior Series A Preferred Stock would once again be authorized to buy up to $40 million of Series A-3 preferred stock, and the Company would be authorized to issue such preferred stock for a period of 90 days.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
•A Transaction Failure would result in a Drag-Along Trigger, allowing the holders of the majority of Senior Series A Preferred Stock to negotiate and complete a sale of the company at their discretion.
On March 31, 2024, a Transaction Failure occurred.
The Transaction Failure resulted in a Drag-Along Trigger as noted above. Subsequent to the Drag-Along Trigger, The Company entered into a definitive purchase agreement and was acquired by SoundHound AI, Inc. (“SoundHound). The transaction was completed on August 6, 2024. (See Note 12)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company disclosed its significant accounting policies in Note 2 – Summary of Significant Accounting Policies included in the Company’s annual financial statements for the year ended December 31, 2023 included elsewhere in this filing. With the exception of the significant accounting policies disclosed below, there have been no material changes to the Company’s significant accounting policies disclosed in Note 2 – Summary of Significant Accounting Policies included in the Company’s annual financial statements for the year ended December 31, 2023.
Basis of Presentation
The unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results for the fiscal year ending December 31, 2024 or any future interim period.
The accompanying condensed consolidated financial statements include the accounts of Amelia Holdings, Inc. and its wholly owned subsidiaries Certain prior year amounts have been reclassified to conform to the current year presentation.
Going Concern
These financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. The Company has historically operated at a loss and has not consistently generated sufficient cash flows from operations to cover its operating and other cash expenses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company’s operating losses, declining cash balance and corresponding need for funding has necessitated the need to explore potential avenues for raising capital through debt or equity. If the Company is unable to obtain additional financing, the lack of liquidity could have a material adverse effect on the Company’s future operating plans. The Company will continue to aggressively pursue available financing, work with customers to grow future sales and continue to control costs. While the Company believes in the viability of its strategy there can be no assurances to that effect.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgements and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes.
Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates include, but are not limited to, revenue recognition, the expected benefit period of deferred sales commissions,

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
the accounting for accrued liabilities, the allowance for expected credit losses, purchase price allocation of acquired businesses, the valuation of intangible assets and goodwill, and the accounting for income taxes and the related valuation allowance. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions due to risks and uncertainties.
Revenue Recognition
The Company derives revenues from the sale of access to its Amelia and AIOps platforms (“Amelia Software Platforms”) through licenses to its subscription-based software, access to its subscription services and professional service offerings. We recognize revenue in the amount that reflects the consideration we expect to receive in exchange for the sale of licenses, access to subscription services and professional service offerings when control of the promised products and services is transferred to our customers and the performance obligations under the contract have been satisfied.
Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental entities (e.g., sales and other indirect taxes).
The Company recognizes revenue under the five-step methodology required under ASC 606, Revenue from Contracts with Customers (ASC 606), which requires the Company to identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified, and recognize revenue when (or as) each performance obligation is satisfied.
The Company generally contracts with customers through order forms, which are governed by master sales agreements. The Company determines that it has a contract with a customer when the contract is approved, each party’s rights regarding the licenses, subscription or professional services to be transferred and the payment terms for these products and services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation, and financial or other information pertaining to the customer. When a contract is entered into, the Company evaluates whether the contract is part of a larger arrangement and should be accounted for with other contracts and whether the combined or single contract includes more than one performance obligation. Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.
Licenses
Revenue related to licenses of our Amelia Software Platforms, which are primarily term licenses that provide customers the right to use our software products for a specified period of time, is recognized at the point in time when the license is made available to the customer, which is when transfer of control of the software license to the customer is complete. For license revenue, we invoice when the license(s) are provided or annually on a contract anniversary.
Subscriptions
We generate subscription service revenue related to providing access to our Amelia Software Platforms (SaaS arrangements), for which customers do not have the contractual right to take possession of the underlying software without significant penalty, or for which it is not feasible for the customer to run the software on their own hardware or contract with a third-party to host the software. SaaS products are stand-ready obligations to provide access to our products, and the related revenue is recognized on a ratable basis over the contractual period of the arrangement, beginning on the date that product access is made available to the customer and as control of the service is transferred to the customer. We invoice for these contracts on a monthly, annual, or one-time basis in advance of the service being provided.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Subscription service revenue also includes ongoing customer support and maintenance, which are provided for license and SaaS arrangements and consists of technical support and the provision of unspecified updates and upgrades on a when-and-if-available basis. Ongoing customer support and maintenance represent stand-ready obligations for which revenue is recognized ratably over the term of the ongoing customer support and maintenance period. For ongoing customer support and maintenance services, we generally invoice customers annually in advance.
Professional Services and Other
Professional services and other revenue include revenue from our Managed Services which are delivered by software engineers utilizing our Amelia Software Platforms and are comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We invoice customers for Managed Services on a monthly or quarterly basis and recognize revenue ratably over the period services are provided.
Additionally, professional services consist of consulting services and implementation services sold in conjunction with licenses and subscription services. Professional services may also include testing/go-live support, development/deployment of use cases and training. These professional services are provided on either a time-and-material basis or as a fixed-price contract and revenue is recognized over time as the services are delivered.
Contract Assets and Liabilities
The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables, contract assets (unbilled revenue), or contract liabilities (deferred revenue) on the Company’s condensed consolidated balance sheets. The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment from customers. The Company records unbilled revenue when revenue is recognized prior to invoicing and the Company does not have the unconditional right to invoice or performance risk remains with relation to satisfying the performance obligation.
Deferred revenue primarily consists of customer billings or payments received in advance of revenues being recognized from customer contracts, including non-cancellable and non-refundable committed funds and refundable customer deposits. Deferred revenue that is anticipated to be recognized during the succeeding twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as non-current.
Operating Expenses
The Company’s operating expense categories include cost of revenues, research and development, sales and marketing, general and administrative and depreciation and amortization.
The Company’s cost of revenues are comprised of costs associated directly with Amelia’s revenue streams as described above. This primarily includes cost related to hosting for cloud-based services such as network management, and certain personnel-related expenses, including salaries, benefits and bonuses, that are directly related to these revenue streams.
Research and development activities consist of personnel-related expenses directly associated with development activities such as continued improvement and conceptualizing use cases, costs associated with technological supplies and data center capacity used for research and development purposes. The Company expenses research and development costs associated with the design and development of new products prior to the establishment of their technological feasibility in the periods in which they are incurred.
Sales and marketing activities are directed toward both the acquisition of new customers and increasing the Company’s business with existing customers. Sales and marketing activities are primarily comprised of personnel-related costs associated with sales and marketing staff, as well as commissions paid to sales employees.
General and administrative activities are comprised of professional fees, general corporate and facility costs and overhead, including personnel-related expenses for executive, finance legal and human resources activities.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Depreciation and amortization include depreciation of the Company’s infrastructure and equipment and amortization of intangible assets.
Foreign Currency
The functional currency of each of the Company’s international subsidiaries is its local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts.
Adjustments resulting from translation are included in accumulated other comprehensive income (loss).
Realized and unrealized transaction gains and losses are included in our condensed consolidated statements of operations in the period in which they occur. The Company recognized net foreign currency gains (losses) of $0.4 million, and $(0.5) million for the six months ended June 30, 2024 and 2023, respectively.
Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable.
All the Company’s customers consist of corporate and governmental entities. A limited number of customers have accounted for a large part of the Company’s revenue and accounts receivable to date. The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable.
As of June 30, 2024 and December 31, 2023, no customer accounted for more than 10% and one customer accounted for 11.6% of the Company’s accounts receivable, respectively. No single customer accounted for more than 10% of the Company’s revenue for the six months ended June 30, 2024 and 2023, respectively.
Recent Accounting Pronouncements – Not Yet Adopted
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update No. 2023-09, which requires more detailed income tax disclosures. The guidance requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that the updated standard will have on the financial statement disclosures.
NOTE 3. AMELIA BUSINESS COMBINATION
The Reorganization discussed in Note 1. Nature of Business and Organization was accounted for by Amelia Holdings in accordance with the acquisition method of accounting pursuant to ASC 805 as Amelia Holdings obtained a controlling financial interest in Amelia and Amelia constitutes a business with inputs, processes, and outputs. Topic 805 requires the Company to recognize acquired assets, including identifiable intangible assets and all assumed liabilities, at fair value on the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives. The fair value of assets deemed acquired and liabilities assumed was determined based on assumptions that reasonable market participants would use in the principal (or most advantageous) market for the asset or liability. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill.
The Company is amortizing the acquired identifiable definite-lived intangible assets over their estimated useful lives from the acquisition date, which is consistent with the estimated useful life considerations used in determining their fair values. During the six months ended June 30, 2024 and 2023 the Company recorded approximately $6.1 million and $6.0 million of amortization expense on the acquired intangible assets, respectively. The estimated aggregate amortization expense for

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
each of the five succeeding fiscal years is approximately $11.9 million in each year. The weighted-average amortization period is approximately 5.7 years. The Amelia Business Combination did not result in a material step-up in the tax basis of any of the acquired assets (including Goodwill) for U.S. federal income tax purposes.
As part of the purchase consideration transferred, the Company entered into a Contingent Value Right (“CVR”) Agreement (“CVR Agreement”) with the Predecessor Parent with a stated value of $40.0 million. The stated value of the CVR is reduced by lease payments that the Company will make on behalf of the Predecessor Parent until the earlier of the date a Qualified Financing, as defined in the CVR Agreement, occurs, or June 30, 2023. The remaining stated value of the CVR after any lease payments will be satisfied as follows:
1)Cash payment to the Predecessor Parent upon receipt of proceeds from any Qualified Financing.
2)If a Qualified Financing does not occur, the Company will issue Series A-4 Preferred Stock on June 30, 2023, based on the remaining stated value divided by $9.69.
The Company determined that the fair value of the CVR issued as part of the overall purchase consideration was $10.6 million as of December 21, 2022.
On June 30, 2023, the Company separately modified the CVR Agreement with its Predecessor Parent. The significant modifications were as follows:
1)The CVR stated valued was increased by $3.6 million.
2)The Company extended the period of time in which it funded the lease payments on behalf of the Predecessor Parent through December 31, 2023. These lease payments reduced the amended CVR balance through December 31, 2023.
3)The original conversion date of the CVR to Series A-4 of June 30, 2023, was modified to set a termination date at the earlier of the CVR amount reducing to zero or the date on which the Company issues either a promissory note or Series A-4 Preferred Stock to settle the CVR. The issuance of Series A-4 Preferred Stock was to occur thirty days after a Transaction Failure as defined in the agreements.
4)The agreement regarding subleasing of floors was reduced from three floors to two floors as of January 1, 2024, however no sublease has been executed.
5)The agreement regarding subleasing of floors was reduced to zero should a successful financing be completed that fully redeems the Series A Preferred Stock.
6)The requirement to utilized funds from sale of Series A-3 Preferred Stock, if any, for the redemption of CVR balances was terminated.
As of June 30, 2024, the stated balance of the CVR is approximately $36.5 million as the Company continued to make lease payments on behalf of the Predecessor Parent through June 30, 2024. The CVR had a fair value of $2.0 million. On June 30, 2024, the CVR was converted to 3,765,280 shares of Series A-4 Preferred Stock, therefore terminating the CVR agreement. The fair value of the CVR was recorded as preferred stock upon settlement on the condensed consolidated balance sheet.
The Company elected to account for the CVR under the fair value option as it believes this election best reflects changes in fair value of consideration that is expected to be transferred. The fair value estimate is considered a Level 3 measurement. Changes in fair value are recognized through earnings within other income (expense), net on the condensed consolidated a statements of operations and comprehensive loss.
The following is a roll forward of the CVR measured at fair value on a recurring basis using unobservable inputs (Level 3).

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Balance at December 31, 2023	$9,667
Change in fair value	(7,627)
Settlement of CVR upon conversion to Preferred Stock Series A-4	(2,041)
Balance at June 30, 2024	$—

NOTE 4. REVENUE
Disaggregation of Revenue
The following table presents our revenues disaggregated in accordance with the timing of when performance obligations are satisfied:

	Six Months Ended June 30,
	2024	2023
Revenue recognized at a point in time:
License	$1,280	$1,930
Revenue recognized over time:
Services and other	8,838	9,087
Subscription	35,214	35,795
Total revenue	$45,332	$46,812

Revenue by geographic region for periods presented are summarized below:

	Six Months Ended June 30,
	2024	2023
Revenue by region:
United States of America	$34,943	$32,557
International	10,389	14,255
Total revenue	$45,332	$46,812

Contract Asset and Liability Balances
Unbilled revenue totaled $2.7 million and $3.5 million as of June 30, 2024 and December 31, 2023, respectively, and were recorded within contract assets on the condensed consolidated balance sheets. There were no impairments to contract assets during the six months ended June 30, 2024 and 2023.
Deferred revenue balances were $32.5 million and $38.9 million (net of deferred interest on significant financing component), as of June 30, 2024 and December 31, 2023, respectively.
Revenues recognized included in the balances of the deferred revenue at the beginning of the reporting period for the six months ended June 30, 2024 and 2023 were $22.1 million and $19.1 million, respectively.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
As of June 30, 2024, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $87.8 million. Given the applicable contract terms, $54 million is expected to be recognized as revenue within one year, $33.8 million is expected to be recognized between 2 to 5 years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in the timing of delivery of products and services, or contract modifications.
Unbilled Receivables
Unbilled receivables are recorded when revenue recognized on a contract exceeds the billings to date for that contract and the right to consideration is unconditional when only passage of time is required before payment of that consideration is due. Unbilled receivables totaled $0.6 million and $2.1 million as of June 30, 2024 and December 31, 2023, respectively, and were recorded within contract assets on the condensed consolidated balance sheets.

5. DEBT AND CAPITAL LEASE OBLIGATIONS
The carrying amount of current and non-current debt, net of unamortized discounts, is as follows (in thousands):

	June 30, 2024	December 31, 2023
Monroe Term Loan Facility, net of discounts	$72,485	$70,485
Monroe Delayed Draw Facility, net of discounts	23,529	17,384
Monroe Revolving Loan Facility	—	839
Total debt obligations	96,014	88,708
Less: current portion of debt	(96,014)	(88,708)
Non-current portion of debt	$—	$—
As of June 30, 2024 and December 31, 2023, the Company’s condensed consolidated balance sheet has $20.9 million and $22.7 million, respectively, of unamortized debt issuance costs related to the Company’s debt facilities, which are presented as a direct reduction of the Company’s current and non-current debt, respectively, as discussed in the Monroe Credit Agreement section below.
The Company utilized its Delayed Draw Term Loan Facility through March 31, 2024 and drew down on the facility in the amount of $6.0 million.
Monroe Credit Agreement
On December 21, 2022, the Company entered into an agreement with Monroe Capital whereby Monroe Capital extended credit to the Company in the form of (a) a term loan in the aggregate principal amount of $75 million on the closing date (the “Term Loan Facility”), (b) a $25 million committed delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) and (c) a $5 million committed revolving loan facility (the “Revolving Loan Facility”). The Term Loan Facility proceeds was funded on December 21, 2022. There were outstanding borrowings of $75.0 million, $19.0 million and $1.0 million on the Term Loan, Delayed Draw Term Loan Facility and Revolving Loan Facility, respectively, as of December 31, 2023. The Delayed Draw Term Loan has a termination date of June 21, 2024, to the extent any of the committed amounts remain undrawn. As of June 30, 2024, $6.0 million and $4.0 million of the Delayed Draw Term Loan and Revolving Loan Facility, respectively, remained undrawn. On June 30, 2024, and December 31, 2023, the future debt maturities are $90.8 million (inclusive of Exit Fees discussed below). All credit facilities under the Monroe Credit

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Agreement have a maturity date of December 21, 2027, unless the Preferred Shareholders exercise their redemption rights prior to that in which case all amounts would be fully due to Monroe Capital at that time, or we fail a covenant without a waiver.
The Term Loan Facility carries a variable interest rate based on the secured overnight financing rate (“SOFR”) administered by the Federal Reserve Bank of New York, an applicable margin and monthly periodic interest period adjustment, totaling a rate of 14.6% as of June 30, 2024 and December 31, 2023, respectively.
Lender fees and third-party debt issuance costs in the total amount of $7.6 million were incurred associated with execution of the Monroe Credit Agreement. The Company also will incur an Exit Fee of $15.7 million payable to Monroe Capital upon the earlier of maturity or such other date as the obligations under the credit agreement are paid in full. Additionally, Monroe Capital received at no charge warrants to acquire shares of the Company’s Series A-2 Preferred Stock at an amount equal to 7.5% percent of the Total Commitments. Each of the above amounts, $26.2 million in total, are collectively treated as capitalized debt issuance costs related to each of the credit facilities and therefore allocated between the Term Loan Facility, Delayed Draw Term Loan Facility, and Revolving Loan Facility based on the commitment amount of each facility relative to the total commitments of $105.0 million. The Company amortizes deferred financing costs using a method that approximates the effective interest method over the term of the related financing.
In addition to the interest rates set forth above, prior to the Conversion Date, each loan shall accrue interest at 1% per annum (the “PIK Rate”) and the amount accrued shall be paid in kind monthly in arrears on the last business day of each calendar month, beginning with the month ending December 31, 2022. Any interest that is paid in kind under this provision shall be capitalized and added to the outstanding principal amount of such. The Company accrued $1.2 million related to paid in kind interest as of June 30, 2024.
Amortization of debt issuance costs across all three credit facilities amounted to approximately $1.9 million and $1.7 million for the six months ended June 30, 2024 and 2023, respectively, and is reflected in the condensed consolidated statements of operations and comprehensive loss, together with interest expense. Interest expense recorded in the condensed consolidated statements of operations and comprehensive loss amounted to $7.6 million and $5.6 million for the six months ended June 30, 2024 and 2023, respectively, related to Monroe Credit Agreement.
The Borrower shall repay the principal amount of the Term Loan Facility on the last business day of each quarter, beginning with the first fiscal quarter ending after the Conversion Date, in an amount equal to the product of (A) the original funded principal amount and (B) 0.25%. The loans are subject to mandatory prepayment upon receipt of certain proceeds, or excess cash flows, as defined, after the Conversion Date.
Under the terms of the relevant financing agreements with Monroe, the Company has granted Monroe a security interest in substantially all assets of the Company. In addition, the Company has pledged 100% of the stock and/or equity interests of the following companies: Amelia Holding II LLC, Amelia Holding I LLC, Amelia US LLC, IPsoft Government Solutions, LLC, and Amelia NL BV.
The Monroe Credit Agreement also has an acceleration clause relating to a change in control in which the Preferred Stockholder would no longer exercise the same voting and other protective provisions as established as of December 21, 2022. In addition, if the Preferred Stockholder exercised its redemption rights under the Preferred Stock Agreement, as described in Note 11, all amounts due under the Monroe Credit Agreement (including the Exit Fee) would accelerate to Monroe Capital prior to any amounts due to the Preferred Stockholder as a result of exercising the redemption right.
Pursuant to the Monroe Credit Agreement, the Company agreed to certain restrictive covenants, including the following financial covenants:
Recurring Revenue Leverage Ratio
Prior to a conversion date, the Recurring Revenue Leverage Ratio, defined as the ratio of (a) Consolidated Total Debt to (b) Annualized Recurring Revenue as tested on a quarterly basis ranging from a ratio of 1.50 : 1.00 to 0.75 : 1.00 over the life of the debt facilities.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Minimum Liquidity
Prior to a conversion date, the Monroe Credit Agreement does not permit liquidity at any time to be less than $15,000,000. Liquidity is defined in the agreement as the combination of cash and cash equivalents, and the accessible but unused portion of the Revolving Loan Facility.
Total Net Leverage Ratio
From and after the Conversion Date, the Total Net Leverage Ratio, defined as the ratio of (a) Consolidated Total Debt as of such date minus the aggregate amount of unrestricted cash and Cash Equivalents held as of date in such deposit or securities accounts subject to Control Agreements up to a maximum of $5,000,000 (subject to certain adjustments) to (b) Condensed Consolidated EBITDA on a quarterly basis ranging from a ratio of 7.00 : 1. 00 to 4.00 : 1.00 over the life of the debt facilities.
On June 27, 2024, Monroe Capital exercised its rights under the Monroe Credit Agreement to convert Amelia Holdings II, LLC, the legal borrower and direct subsidiary through which the Company manages all other subsidiaries, from a member managed company to a manager managed company, appointing an independent manager.
On July 8, 2024, Monroe Capital and the Company entered a forbearance agreement such that the financial covenants described above are temporarily suspended through August 15, 2024, and access and ability to draw on the Revolving Loan Facility was confirmed. As part of the agreement, the Company agreed that any draw on the Revolving Loan Facility result in pro-forma cash of no more than $1 million after utilization of the drawn funds. Following the expiration of the forbearance agreement the Company would not likely be in compliance of its covenants and as a result the Company has classified all outstanding debt under the Monroe Credit Agreement as current.
NOTE 6. RETIREMENT PLANS
The Company offers defined contribution plans to eligible employees. These plans are offered in the following jurisdictions: US, Australia, Canada, France, Germany, Japan, Netherlands, Norway, Slovakia, Spain, Sweden, and the UK. The Company has no additional liability beyond its contributions. The participants in the plan can direct their contributions to numerous investment options. The Company’s contribution cost for the six months ended June 30, 2024 and 2023 amounted to $0.6 million and $0.9 million, respectively, and is included within the condensed consolidated statements of operations and comprehensive loss.
The Company is statutorily required to provide post-employee benefits for eligible employees in India. The annual cost of these benefits is based upon a specific actuarial computation which is followed consistently. The overall financial impact to the Company’s financial position, operations, and cash flows of this plan is immaterial.
NOTE 7. INCOME TAXES
The tax expense and the effective tax rate were as follows (in thousands):

	Six Months Ended June 30,
	2024	2023
Loss before provision for income taxes	$(19,383)	$(30,412)
Income tax expense	123	231
Effective tax rate	(0.63)%	(0.76)%
The Company’s recorded effective tax rate differs from the U.S. statutory rate primarily due to an increase in the domestic valuation allowance caused by tax losses, foreign withholding taxes, foreign tax rate differentials from the U.S. domestic statutory tax rate and tax benefit resulting from acquisition.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 8. COMMITMENTS AND CONTINGENCIES
Litigation and Legal Proceedings
The Company accrues contingent liabilities, including estimated legal costs, when the obligation is probable, and the amount is reasonably estimable. As facts concerning contingencies become known, the Company reassesses its position and makes appropriate adjustments to the condensed consolidated financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal and other regulatory matters, changes in interpretation and enforcement of international laws, and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available during the administrative and litigation process.
As of June 30, 2024, the Company was involved in litigation arising in the normal course of business that is pending. The results of the proceedings are not expected to have a material adverse effect on the Company’s condensed consolidated financial position or results of operations and comprehensive loss. Actual outcomes of these legal and regulatory proceedings may differ materially from our current estimates. It is possible that resolution of one or more of the legal matters currently pending or threatened could result in losses material to our condensed consolidated results of operations, liquidity, or financial condition.
NOTE 9. RELATED-PARTY TRANSACTIONS
In connection with the Amelia Business Combination, the Successor and Predecessor entities entered into a transition service agreement to support the provision by the Successor entity of customer support services within the United Kingdom and Germany as well as certain administrative services related to the collection of trade receivables on behalf of the Predecessor entity. As of June 30, 2024 and December 31, 2023, $0.9 million and $1.4 million, respectively, was accrued related to these activities and is presented as due to related party on the condensed consolidated balance sheets.
Employee loans totaled $472 thousand as of June 30, 2024 and December 31, 2023, respectively, and were recorded as employee loans receivable on the condensed consolidated balance sheets.
NOTE 10. FAIR VALUE MEASUREMENT
The following table presents the fair value of the Company's financial instruments that are measured or disclosed at fair value on a recurring basis:

	June 30, 2024
	Level 1	Level 2	Level 3
Liabilities:
Warrant Liability	$—	$—	$5,424
Total liabilities	$—	$—	$5,424

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	December 31, 2023
	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents:
Treasury bills	$10,068	$—	$—
Total assets	$10,068	$—	$—

Liabilities:
Contingent Value Right	$—	$—	$9,667
Warrant Liability	—	—	4,640
Total liabilities	$—	$—	$14,307
NOTE 11. STOCKHOLDERS’ EQUITY
Authorized and issued capital of the Company consists of:
Common Stock
The Company is authorized to issue 253,933,170 shares of Common Stock, of which 153,933,170 shares have been designated Class A Common Stock, $0.001 par value per share, none of which are issued and outstanding as of June 30, 2024 and 2023.
On December 21, 2022, 100,000,000 shares have been designated Class B Common Stock, $0.001 par value per share, 100,000,000 shares of which are issued and outstanding on June 30, 2024 and December 31, 2023.
Shares of Class A Common Stock and Class B Common Stock have the same rights and powers, rank equally; provided that the voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock, as described below.
Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and non-assessable share of Class A Common Stock, upon (i) the occurrence of a transfer of such share of Class B Common Stock or (ii) an initial public offering (“IPO”).
As described in Note 1, the Common Stockholder has the right, but not the obligation, to redeem all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock on the one-year anniversary of the issuance date (Common Stockholder Call Option). Pursuant to agreement the call option closing date shall occur no later than 90 days from the date of the call notice. The Common Stockholder exercised the call option at the one-year anniversary date and the closing failed to occur within the 90 day period and as such the call right of the Common Stockholder Call Option terminated on March 31, 2024.
Preferred Stock
The Company is authorized to issue 16,034,483 shares of Preferred Stock, of which 3,654,170 shares have been designated Series A-1 Preferred Stock, 4,126,771 shares have been designated Series A-2 Preferred Stock, 4,126,771 shares have been designated Series A-3 Preferred Stock (together, “Senior Series A Preferred Stock”) and 4,126,771 shares have been designated Series A-4 Preferred Stock, $0.001 par value per share. On December 21, 2022, 3,654,170 series A-1 Preferred Stock shares and 4,126,771 Series A-2 Preferred Stock shares were issued and are held by one shareholder (Build Group), which are outstanding at June 30, 2024 and December 31, 2023. There are no shares of A-3 Preferred Stock outstanding at June 30, 2024 and December 31, 2023. On June 30, 2024, the CVR was converted to 3,765,280 shares of Series A-4 Preferred Stock.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Preferred Stock shares are convertible into class A common shares at a conversion price equal to the stated value per share of Series A Preferred Stock (initial stated value of Series A Preferred Stock is $9.6928). The conversion price is subject to adjustment based on issuance of additional shares of Class A common stock for no consideration or consideration per share less than the applicable conversion price. The conversion price is also subject to adjustment for standard anti-dilution provisions, and potential adjustment based on an effective offering price underlying an initial public offering. The shares may become mandatorily convertible upon the closing of a qualified public offering.
The preferred stock do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company, as described below.
The Senior Series A Preferred Stock has the right, but not the obligation, to put the Senior Series A Preferred Stock held back to the Company at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Senior Series A Preferred Stock on the one-year anniversary of the issuance date (initial redemption) or to put all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 300% of the applicable stated value then in effect with respect to such share of Senior Series A Preferred Stock beginning on the fourth anniversary of the issuance date (full redemption). The holders of the Series A Preferred Stock did not exercise their put option at the one-year anniversary date of the Series A Preferred Stock issuance date.
The redeemable convertible preferred stock is redeemable at the option of the holders or upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of redeemable convertible preferred stock as temporary equity until such time as the conditions are removed or lapse. When redemption is considered probable, the Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying amount of the instrument to equal the redemption value at the end of each reporting period. For the period ended June 30, 2024, the Company recognized $13.7 million in accretion of preferred stock to redemption value within mezzanine equity on the consolidated balance sheet.
Pursuant to the election of the Senior Series A Preferred Stockholders to exercise either the initial or full redemption, the Common Stockholder has the right, but not the obligation, to redeem all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock on the one-year anniversary of the issuance date (initial redemption) or to redeem all shares of Series A-1, A-2 or A-3 Preferred Stock held at a per share purchase price equal to the 300% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock beginning on the fourth anniversary of the issuance date (full redemption).
The Series A-4 shares may be redeemed beginning on the fifteenth anniversary of their issuance date based on the original issuance price of those Series A-4 shares.
Dividends for Senior Series A Preferred Stock compound annually and accrue at the rate per annum of eleven percent (11%) of the stated value of such share then in effect. Dividends accrue daily and are cumulative. Dividends are automatically deemed to be paid in kind, and the stated value with respect to each share of Senior Series A Preferred Stock is correspondingly increased by the accruing dividend, on a daily basis, and will not be paid by the Company in cash or in Common Stock. For the six months ended June 30, 2024, the stated value of the Senior Series A Preferred Stock increased by $4.6 million because of the accruing dividend.
The holders of the Series A-4 Preferred Stock are entitled to receive, on a pari passu basis with the holders of the Common Stock, when, as, and if declared by the Board, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Voting Rights
Each holder of Class A Common Stock has the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock has the right to ten (10) votes per share of Class B Common Stock held of record by such holder.
Each holder of outstanding shares of Senior Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Senior Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Senior Series A Preferred Stock vote together with the holders of Common Stock as a single class and on an as converted to Class A Common Stock basis.
Each holder of outstanding shares of Series A-4 Preferred Stock shall have no voting right on any matter presented to the stockholders of the Company.
Right to Receive Liquidation Distribution
In the event of liquidation, dissolution or winding up of the Company, after the satisfaction of all amounts due under the Monroe Credit Agreement, holders of the Senior Series A Preferred Stock will be eligible for preferential payment out of the assets of the Company over the holders of the other share classes.
2024 Equity Incentive Plan
In January 2024, the Company instituted and adopted the 2024 Equity Incentive Plan (the 2024 Plan) whereby the Company may grant equity-based incentive awards to its employees, directors and consultants pursuant to the 2024 Plan. A total of 22,470,959 shares of the Company’s Class A Common Stock is reserved for sale and issuance under the 2024 Plan. In April 2024, pursuant to the 2024 Plan, the Company issued options to purchase 12,301,329 shares of the Common A shares of the Company with a strike price of $0.40 per share, and four-year vesting. The Company recorded $0.2 million in stock-based compensation expense for the six months ended June 30, 2024.
Common Stock Warrants
In connection with the conversion of the convertible promissory note to Series A-1 Preferred Stock and the purchase of Series A-2 Preferred Stock, the Company issued 8,804,870 of Common Stock warrants, $0.001 par value per share, which expire on December 31, 2032, to the Series A-1 Stockholder. The number of Common Stock warrants may increase by up 745,288 shares to 9,550,158 in total in the event that, and in proportion with, Series A-3 or Series A-4 Preferred Stock are subsequently issued. The Common Stock warrants each have an exercise price of $9.6928 per share, subject to certain adjustments, and may be exercised in whole or in part at any time prior to December 21, 2032, including on a cash or cashless exercise basis.
As of June 30, 2024, and there were 8,804,870 Common Stock warrants outstanding.
The Common Stock warrants are classified within warrant liabilities on the condensed consolidated balance sheet as of June 30, 2024 and were valued using an option pricing model. Changes in fair value are recognized through earnings within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.
The following is a roll forward of the Common Stock warrants measured at fair value on a recurring basis using unobservable inputs (Level 3):

Balance on December 31, 2023	$1,057
Change in fair value	(1,028)
Balance on June 30, 2024	$29

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The significant unobservable inputs used in the fair value measurement of the Common Stock warrants are the expected term and volatility rate. Significant increases (decreases) in the expected term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the expected volatility would result in significantly higher (lower) fair value measurements.
As part of the Monroe Credit Agreement, Monroe received 812,458 Series A-2 Preferred Stock warrants having a ten-year term that expires on December 21, 2032. The number of Series A-2 Preferred Stock shares that may be issued upon exercise is subject to increase based on adjustment to reduce the exercise price per share. The exercise price is equal to the lower of (a) the initial stated value of Series A Preferred Stock of $9.6928 per share and (b) 80% of the lowest price per share at which (i) the preferred equity of the Company is sold in the Company’s most recent Equity Financing (as defined in the preferred warrant agreement) or (ii) the common stock of the Company is being purchased in an Acquisition (as defined in the preferred warrant agreement). The Series A-2 Preferred Stock Warrants may be exercised in whole or in part at any time prior to December 21, 2032, including on a cash or cashless exercise basis.
All Series A-2 Preferred Stock warrants remain unexercised and outstanding as of June 30, 2024, and there were 812,458 Preferred Stock warrants outstanding as of June 30, 2024.
The Series A-2 Preferred Stock warrants were valued using a Monte-Carlo valuation method and recorded as warrant liabilities on the condensed consolidated balance sheet. Changes in fair value are recognized through earnings within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.
The following is a roll forward of the Series A-2 Preferred Stock warrants measured at fair value on a recurring basis using unobservable inputs (Level 3):

Balance on December 31, 2023	$3,583
Change in fair value	1,812
Balance on June 30, 2024	$5,395
The significant unobservable inputs used in the fair value measurement of the Preferred Stock warrants are the expected term and volatility rate. Significant increases (decreases) in the expected term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the expected volatility would result in significantly higher (lower) fair value measurements.
NOTE 12. SUBSEQUENT EVENTS
In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through October 22, 2024, the date these condensed consolidated financial statements were available to be issued.
On August 6, 2024, SoundHound AI, Inc. (“SoundHound”) completed its acquisition of all the issued and outstanding shares of the Company pursuant to the stock purchase agreement by and among SoundHound, IPSoft Global Holdings, Inc., and BuildGroup, LLC. As a result of the acquisition, awards granted under the 2024 Plan were cancelled in exchange for no consideration.
Concurrent with the acquisition, the Company entered into a Second Amendment to the Monroe Credit Agreement and SoundHound paid $70 million to retire a majority of the Monroe Term Loan leaving a remaining balance of $39.69 million with a maturity date of June 30, 2026.